NEWS
FOR IMMEDIATE RELEASE

LADENBURG THALMANN ANNOUNCES ADDITIONAL 10 MILLION SHARE STOCK REPURCHASE PROGRAM
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MIAMI, FL, November 14, 2014 — Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) today announced that its Board of Directors has authorized the repurchase of up to an additional 10,000,000 shares of its common stock. This is in addition to the approximately 1,280,000 shares remaining to be repurchased under its existing 7,500,000 share stock repurchase program. The repurchase program has no set expiration date. Repurchases under the program will be made through open market purchases or privately negotiated transactions. The manner, timing and amount of any purchase under the program will depend on market conditions, share price and other factors. Open market purchases will be made in compliance with the “safe harbor” provisions of the Securities and Exchange Commission’s Rule 10b-18. The program does not obligate the Company to acquire any particular amount of common stock, and may be modified or suspended at any time.

About Ladenburg

Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc., Investacorp, Inc. and KMS Financial Services, Inc. as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management, Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact: Paul Caminiti/Emily Deissler

Sard Verbinnen & Co

212-687-8080

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.